Product Research, Development and Services Agreement

This Product Research, Development and Services Agreement (the “Agreement”) is made and entered into as of the 1st day of June, 2004 (the “Effective Date”) by and between Akey, a Business Unit of North American Nutrition Companies, Inc., a Delaware corporation, with its principal office located at 6531 St. Rt. 503, P.O. Box 5002, Lewisburg, Ohio 45338 (“Akey”), and Humatech, Inc., an Illinois corporation, with its principal office located at 1959 S. Val Vista Dr., Suite 130, Mesa, Arizona 85204 (“Humatech”).

RECITALS

WHEREAS, Humatech produces and markets an organic, humate product to the animal feed and nutrition industry under the brand name Promax (“Promax”) and desires to further develop and grow the market for Promax in this industry;

WHEREAS, Akey is in the business of manufacturing and selling nutritional products and programs for the livestock, poultry, equine and pet industries and has developed strong research, technical and nutritional expertise in this business;

WHEREAS, Akey recognizes Humatech’s 28-plus years of experience in the animal feed supplement business, and desires to assist Humatech in furthering the research, development, and growth of Promax in the animal feed and animal agriculture industries;

WHEREAS, Humatech recognizes Akey’s expertise in the animal feed and nutrition industry and desires to utilize Akey’s expertise to further the research, development and growth of Promax in the animal feed and animal agriculture industries;

WHEREAS, Akey is willing to provide Humatech with additional research, development and other services in regard to Promax, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Humatech and Akey agree as follows:

    1. RETENTION AND SERVICES

    (a) Retention and Acceptance

Humatech hereby retains Akey to provide the research, development and other services set forth below, and Akey hereby accepts such appointment on the terms and conditions contained herein.

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    (b) Research Studies

Akey has previously conducted and completed five (5) research studies on Promax, at Akey’s sole expense, and Akey agrees to share with Humatech the information and data resulting from those studies, and immediately allow and support the use of this information by Humatech for their own sales worldwide. In addition, Akey agrees to conduct up to ten (10) more research studies on Promax, at Akey’s sole expense, during the term of this Agreement, at a pace of approximately two (2) studies per year. Such additional research studies could include field trials, with the design and protocol thereof to be as mutually determined by Akey and Humatech in order to meet their respective needs and objectives. All additional research studies will be coordinated with and through Akey’s appropriate Director-level personnel (Director of Swine Research, for example). All information and data resulting from Akey’s research studies involving Promax (but not the information provided by one Party to the other Party as part of the studies) will be the joint property of Akey and Humatech. Upon the termination of this Agreement, for any reason, each party shall have the right to retain a copy of all information and data resulting from such research studies and shall be free to use the same in any way they deem appropriate.

    (c) Product and Market Development

Akey will assist Humatech, where commercially reasonable, in developing further enhancements of Promax for the animal feed and animal agriculture industries, including applications for different animal species. In addition, where commercially feasible and for the purpose of developing and increasing the market for Promax in the animal feed and animal agriculture industries, Akey will promote the use of Promax through its internal sales force to Akey’s present and prospective customers and through other affiliated companies by dispersing and communicating the results and findings of its research studies with Promax.

    (d) Technical Support

Akey will provide Humatech with up to ten (10) man-days per year (i.e., each successive 12-month period during the term of this Agreement), including travel time, of technical support in regard to Humatech’s marketing and sale of Promax to the animal feed and animal agriculture industries. Such services shall be requested by Humatech thirty (30) days in advance, will be subject to the availability of Akey technical personnel, and will be without charge to Humatech. These services could include such activities as sales training, key customer visits and speaking engagements.

    (e) Compensation.

In consideration of Akey’s performance during the term of this Agreement of the services described in subsections (b), (c) and (d) above, Humatech shall compensate Akey in the following manner:

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(i) Subject to the limitations set forth herein, Humatech shall pay Akey during the term of this Agreement _________________________________________________________________________________________________________________
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Sales made direct by Humatech to companies ___________________________________________* that are solely for export outside of these countries are ______________________________________________*.

The same ________________________________________________________________________________________________*, by Humatech anywhere in the world to any of the companies or affiliates thereof listed on Schedule A attached hereto and incorporated herein. In addition, __________________________________________________________________________________________________________________
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The total sales of Promax, or any similar animal feed products produced by Humatech, by Akey and its affiliates during the first three (3) years of this Agreement _______________________________________*. If this sales volume is not achieved, then Humatech shall have the right to terminate payment of all future research and development fees, provided that the parties have not otherwise been able to negotiate in good faith an adjusted or alternative payment within ninety (90) days.
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(ii)  Humatech _______________________________________________________________________________________________________________
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___________________________________________________*. Humatech agrees to sell Promax, or any similar animal feed products, to Akey in one-ton totes FOB Albuquerque, NM at such price and bulk discount as mutually agreed. If the parties, through good-faith negotiation, are unable to agree upon the price to be paid by Akey for Promax, or any similar products, during the term of this Agreement, then either party shall have the right to terminate this Agreement without paying any penalties, termination payments, and/or any liquidated damages. In addition to distributing Promax, or any similar products, under Humatech’s label, Akey shall also have the right to incorporate Promax, or any similar products, into feed products manufactured and marketed by it or any of its affiliates.

(f)   Exclusivity

Akey ____________________________________________________________________________________________________________________
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_________________________________________________________________________________________________________*. Notwithstanding the foregoing, upon the expiration or termination of this Agreement, except for a termination by Akey pursuant to Section 4(c) hereof, Akey shall have the option at its sole discretion of paying Humatech an amount equivalent to the termination payment set forth in Section 4(d) hereof and, upon the payment of same, _________________________________________________________________________________________________*. A termination of this Agreement by Akey pursuant to Section 4(c) hereof, will __________________________________________________________*.

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(g)   Standard of Care

In performing the services described herein, Akey warrants to Humatech that it will perform all such services in a professional and timely manner and substantially in accordance with the standards and practices of care, skill and diligence customarily observed by similar companies under similar circumstances at the time they are rendered.

(h) Disclaimer of Warranties

EXCEPT AS SET FORTH IN SECTION 1(F), THE SERVICES PROVIDED BY AKEY HEREUNDER ARE PROVIDED “AS IS” WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AS WELL AS ANY WARRANTIES ALLEGED TO HAVE ARISEN FROM CUSTOM, USAGE OR PAST DEALINGS BETWEEN THE PARTIES.

2. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

(a) Ownership of Intellectual Property Rights Acquired Prior to this Agreement

Each party acknowledges that, unless specifically otherwise set forth in this Agreement, the other party will continue to have the exclusive rights to all Intellectual Property Rights (as herein defined) that such party owned prior to the execution of this Agreement. For purposes of this Agreement, “Intellectual Property Rights” means all proprietary rights and information, including, without limitation, all patents, patent applications, divisions, continuations and continuations-in-part, ideas, conceptions and inventions (whether or not patentable, reduced to practice or made subject of a pending patent application), copyrights, copyrighted or copyrightable works and trademarks (whether or not registered), drawings, designs, know-how, trade secrets, manufacturing and production processes and techniques, research and development information and other confidential information, as well as all rights in and to computer programs, data files and software.

(b) Ownership of Intellectual Property Rights Resulting from this Agreement

The parties acknowledge and agree that any and all Intellectual Property Rights that may originate or be developed from the research and technical services performed by Akey hereunder shall be jointly owned by Akey and Humatech (the “Jointly Owned Intellectual Property Rights”). Except as prohibited by law, the parties shall jointly file, with respect to Jointly Owned Intellectual Property Rights, such patent and copyright applications and amendments thereof as the parties agree are useful to protect their joint interests in the Jointly Owned Intellectual Property Rights, and shall thereafter use commercially reasonable diligence to prosecute and maintain in force such applications and any resultant patents and copyrights. The costs and expenses (including attorneys’ fees) incurred in the filing, prosecution and maintenance of patents and copyrights shall be shared equally by the parties. As an additional right, either party, at its own expense, may file patent and copyright applications covering Jointly Owned Intellectual Property Rights in any country where the parties do not mutually agree to file such applications. All patent and copyright applications for Jointly Owned Intellectual Property Rights developed under this Agreement shall be filed in the name of both parties.

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3.  CONFIDENTIALITY

(a) Confidentiality and Use of Supplied Information

Each of Akey and Humatech acknowledge and agree that it shall take all reasonable steps to keep confidential, and shall not disclose to, publish or use for the benefit of any third parties or for itself (except in carrying out duties in connection with this Agreement) any confidential or proprietary information that it receives (a “receiving party”) from the other party (a “disclosing party”) ( the “Confidential Information”) whether received prior to or during the term of this Agreement, without first having obtained the written consent of the disclosing party to such disclosure or use. The parties hereby further acknowledge and agree that any document having information with respect to:

  trade secrets;
  financial, commercial, scientific or technical information;
  information the disclosure of which could reasonably be expected to result in material financial loss or gain to, or could reasonably be expected to prejudice the competitive position of either party; or
  information the disclosure of which could reasonably be expected to interfere with contractual or other relationships or either party shall be considered Confidential Information for purposes of this Section 3 without any further identification that such information is confidential. The obligations of confidentiality hereunder shall survive any expiration or termination of this Agreement for a period of five (5) years from the date of such expiration or termination.

(b) Communication of Confidential Information

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Confidential Information may be communicated orally, visually, in writing or in any other recorded or tangible form. Data and information shall be considered to be Confidential Information (i) if the disclosing party, orally or in writing, has advised the receiving party of their confidential nature; (ii) if, due to their character or nature, a reasonable person in a like position and under the circumstances as the receiving party would treat them as confidential; or (iii) if the disclosing party has marked them as such; provided, however, that failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms and conditions of this Agreement.

(c) Limitations on Restrictions

Confidential Information will not include information which:

  was already lawfully in the possession of the receiving party through independent means at the time of disclosure thereof;
  is or later becomes part of the public domain through no fault of the receiving party;
  is lawfully received from a third party having no obligations of confidentiality to the disclosing party;
  is independently developed by the receiving party or its agents or employees who did not receive or have access to the Confidential Information; or
  is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction; provided, the receiving party contemplating such a disclosure will give reasonable notice thereof to the disclosing party and will render such cooperation (at the disclosing party’s expense) as is reasonably requested to limit or mitigate such disclosure of the disclosing party’s Confidential Information.

(d) Non-Solicitation of Employees

Each of Akey and Humatech, on behalf of itself and its affiliates, agrees not to employ or engage any employee of the other which was involved in the research studies and the market development of Promax, as described herein, during the term of this Agreement and for one (1) year from the expiration or termination thereof, without obtaining the prior written approval of the other party.

(e) Press Releases

No press release or other written or oral statement to the public in connection with or alluding to the services performed under this Agreement or the relationship between the parties which has any direct or indirect reference to Akey or Humatech will be made by either party unless the party intending to make such press release or statement first provides the other party an opportunity to review and comment on such press release or statement. After such a press release or other public statement has been made, the substantive contents of such press release or other public statement may be repeated by either party in subsequent press releases or public statements.

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4. TERM AND TERMINATION

(a) Term

The term of this Agreement shall commence as of the Effective Date and, unless modified by mutual agreement of the parties or terminated pursuant to the terms of this Section 4, will continue for a period of five (5) years. Upon expiration of the initial five-year term, this Agreement will automatically renew for successive one-year terms, unless and until terminated as provided herein.

(b)  Termination at Expiration of Term

Either party may terminate this Agreement at the expiration of the initial five-year term, or of any subsequent one-year renewal term, upon giving the other party ninety (90) days advance written notice.

(c) Termination for Material Breach

Either party may terminate this Agreement immediately by written notice to the other party on the occurrence of any of the following events:

  any material breach or default by the other party, provided that the non-breaching party shall have notified the breaching party in writing specifying the nature of the breach or default and within ten (10) days after the breaching party’s receipt of such notice, such breach or default has not been remedied or the parties have not agreed to a plan for curing the breach or default; or
  if the other party is adjudicated a bankrupt, becomes insolvent, admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature, or has a receiver of its assets or property appointed because of insolvency, makes a general assignment for the benefit of creditors, institutes any proceeding for the reorganization of its affairs, or if any such proceeding is instituted against such other party and not dismissed with prejudice within sixty (60) days.

(d) Payment Upon Termination

If this Agreement is terminated by Humatech, other than a termination pursuant to Section 1(e) and 4(c) above, then Humatech shall owe Akey as liquidated damages, and not as a penalty, _____________________________________________________________________________________________________________
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__________*  Such payment shall be due and payable upon receipt of Akey’s invoice therefore. The

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(e) Return of Materials Upon Termination

Upon termination of this Agreement, for any reason, Akey will promptly return to Humatech any and all plans, specifications, instructions, information and other materials furnished by Humatech in connection with this Agreement.

(f) Survival of Certain Rights and Obligations

On the termination or expiration of this Agreement, each party shall immediately return to the other party all Confidential Information of the other party in its possession. In addition, notwithstanding anything in this Agreement to the contrary, Sections 2, 3, 5, 6 and 7 shall survive termination of this Agreement, however caused, and shall continue in full force and effect.

5.     REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of Akey

Akey hereby represents and warrants to Humatech that as of the Effective Date:

(1)       North American Nutrition Companies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to perform its obligations under this Agreement.
(2)       Neither the execution or delivery of, nor the performance of or compliance with, this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of North American Nutrition Companies, Inc. pursuant to any agreement or other instrument to which North American Nutrition Companies, Inc. is a party or by which it or any of its properties, assets or rights is bound or affected. North American Nutrition Companies, Inc. is not subject to any restrictions which would prohibit it from entering into or performing its obligations under this Agreement.

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(3)       This Agreement has been duly authorized by all necessary corporate action on behalf of North American Nutrition Companies, Inc., has been duly executed and delivered by authorized officers of North American Nutrition Companies, Inc., and is a valid and binding agreement on the part of North American Nutrition Companies, Inc. that is enforceable against North American Nutrition Companies, Inc. in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.
(4)       No representation or warranty in this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein not misleading.

(b)   Representations and Warranties of Humatech
  Humatech is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the requisite corporate power and authority to perform its obligations under this Agreement.
  Neither the execution or delivery of, nor the performance of or compliance with, this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of Humatech pursuant to any agreement or other instrument to which Humatech is a party or by which it or any of its properties, assets or rights is bound or affected. Humatech is not subject to any restrictions which would prohibit it from entering into or performing its obligations under this Agreement.
  This Agreement has been duly authorized by all necessary corporate action on behalf of Humatech, has been duly executed and delivered by authorized officers of Humatech, and is a valid and binding agreement on the part of Humatech that is enforceable against Humatech in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.
  No representation or warranty in this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein not misleading.

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6.    LIMITATION OF LIABILITY

EXCEPT FOR THE LIQUIDATED DAMAGES PROVIDED FOR IN SECTION 4(D) HEREOF, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR ECONOMIC LOSSES OR DAMAGES, REGARDLESS OF THE LEGAL THEORY UNDER WHICH ANY OTHER PARTY INCURS SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL APPLY EVEN IF THE PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY ANY OTHER PARTY.

7.    AKEY RIGHT OF FIRST REFUSAL

HumaTech hereby grants Akey an exclusive right of first refusal, during the term of this Agreement, with respect to (a) the right to purchase or (b) the worldwide exclusive marketing rights related to (i) the Promax product line for the animal feed and animal agriculture industries and (ii) any future products similar to Promax which are applicable to the animal feed and animal agriculture industries. Terms and conditions related to such right of first refusal shall be equivalent to the terms and conditions proposed to HumaTech by any bona fide third party, unless mutually agreed otherwise by Akey and HumaTech. In addition, Akey shall have the exclusive right of first refusal, for the term of this Agreement, with respect to any third party offer from a party who may propose to acquire a majority equity interest in, or substantially all of the assets of, HumaTech, to acquire such majority equity interest or assets. Terms and conditions related to such right of first refusal shall be equivalent to the terms and conditions proposed to HumaTech by any bona fide third party, unless mutually agreed otherwise by Akey and HumaTech.

8.    MISCELLANEOUS

(a) Amicable Dispute Resolution

Except for injunctive relief contemplated by Section 8(c) of this Agreement, Akey and Humatech will each use its good faith efforts to resolve any dispute between them promptly and amicably and without resort to any legal process, if feasible within forty-five (45) days of receipt of a written notice by one party to the other party of the existence of such dispute. Within thirty (30) days of receipt of such notice, one (1) officer of each party will promptly meet in good faith to discuss such dispute. If the parties are not successful in resolving the dispute through amicable discussions by the end of such 30-day period, then the dispute will be resolved through binding arbitration pursuant to Section 8(b).

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(b) Arbitration

Except for injunctive relief contemplated by Section 8(c) of this Agreement, any dispute or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement, which is not settled pursuant to Section 8(a), will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as amended by the following:

(1)    The Parties will mutually agree on a single arbitrator. In the event the Parties cannot agree on a single arbitrator within thirty (30) days, then an Arbitral Tribunal composed of three (3) arbitrators shall be used to select a single arbitrator. Each party will appoint one arbitrator to the Arbitral Tribunal and the two arbitrators so appointed will appoint the third arbitrator to the Arbitral Tribunal. Failing the appointment of the arbitrator, or the Arbitral Tribunal, within thirty (30) days, the Board of Arbitration of the American Arbitration Association will appoint such arbitrator.
(2)    The arbitration proceedings will be located in Mesa, Arizona.
(3)    The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction in the States of Arizona and Ohio.
(4)    Each party shall bear its own costs in the arbitration proceedings.

(c) Injunctive Relief

It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by the other party of its covenants and agreements in Sections 2 and 3 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 2 and 3 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

(d) Applicable Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Arizona, excluding its choice-of-law or conflicts-of-law rules. Subject to the duties of the parties to discuss and arbitrate certain disputes under Sections 8(a) and (b) above, Akey and Humatech hereby consent to the jurisdiction of the state and federal courts of competent jurisdiction sitting in the State of Arizona. Without prejudice to any other proper mode of service, each party hereby consents to service of process upon it by registered or certified mail at its respective address set forth in Section 8(f) hereof.

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(d) Relationship

This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party will be acting as an independent contractor.

(e) Assignment

Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, and any attempted assignment in violation of the foregoing shall be null and void.

(f) Notices

Notices permitted or required to be given under this Agreement will be deemed sufficient if given in writing by facsimile, overnight courier service or by registered or certified mail, return receipt requested, addressed to the respective addresses of the parties set forth below or at such other address as the respective parties may designate by like notice from time to time. Notices will be given as follows:

If to Akey:	North American Nutrition Companies, Inc. Akey Business Unit
6531 St. Rt. 503
Lewisburg, Ohio 45338
Attn.: Charles Shininger Fax: (937) 962-4031

If to Humatech:	Humatech, Inc.
1959 S. Val Vista Dr. Suite 130
Mesa, Arizona
Attn.: David Williams or J. D. Rottweiler
Fax: 480-813-8485

(g) Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all prior negotiations, conversations or discussions between the parties related to this Agreement.

(h) Amendment

This Agreement will not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, other than by written amendment signed by the parties hereto, except as expressly provided in this Agreement.

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(i) Counterparts

This Agreement may be executed in counterparts, and each such counterpart will be deemed an original hereof.

(j) Force Majeure

In the event that a delay or failure of a party to comply with any obligation set forth in this Agreement is caused by a Force Majeure, that obligation (other than an obligation to pay money when due and owing) will be suspended during the continuance of the Force Majeure condition. For purposes of this Agreement, “Force Majeure” means any event beyond the reasonable control of the parties, including, without limitation, fire, flood, storm, riot, strike, epidemic, war (declared or undeclared), embargo, and governmental action and decree. A party whose performance is suspended hereunder will give prompt written notice of any event of Force Majeure and such party’s best reasonable estimate of when such event will abate.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officer or representative.

NORTH AMERICAN NUTRITION
COMPANIES, INC.
THE AKEY BUSINESS UNIT

By: ______________________________
Name:
Title:

HUMATECH, INC.

By: _______________________________
Name: J.D. Rottweiler
Title: Chief Financial Officer

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SCHEDULE A

•   _____________________*

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